AGREEMENT

     This Agreement is being entered into as of October 25, 2006 (this "Agreement"), by and among National Energy Group, Inc. (the "Company"), NEG Oil & Gas LLC ("NEG Oil & Gas"), NEG, Inc. ("IPOCO") and American Real Estate Holdings Limited Partnership ("AREH"). All capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement and Plan of Merger dated as of December 7, 2005 (the "Merger Agreement"), by and among the Company, NEG Oil & Gas, IPOCO and AREH.

     WHEREAS,  this  Agreement  has been duly  considered  and  approved  by the
Special Committee, following its consideration of all relevant facts, circumstances and alternatives and its consultation with its financial and legal advisors, and such committee has recommended that the Company Board adopt and approve this Agreement.

     WHEREAS, the Company Board, based on the recommendation of the Special Committee, has approved and adopted this Agreement and the transactions contemplated hereby.

     WHEREAS, it is anticipated that, assuming the purchase of the membership interests contemplated in Section 3 occurs, the Company will distribute to its common stockholders (through a dividend or tender offer) approximately $37 million.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, NEG Oil & Gas, IPO Co. and AREH hereby agree as follows:

     1. Each of the undersigned acknowledges and agrees that no action by any party in furtherance of the transactions contemplated by that certain Exclusivity Agreement and Letter of Intent dated September 7, 2006 (the "Letter"), by and among AREH, AREP and Riata Energy, Inc. (including, without limitation, the NEG Holding Purchase and the consummation of the Transaction or the Restructuring (as such capitalized terms are defined in the Letter)), shall in any event be or be deemed to be a breach of the Merger Agreement or any representations, warranties, covenants or other provisions thereof (including, without limitation, Section 4.2 thereof).

     2. Each of the undersigned (including the Company, which, as contemplated in Section 6.1(a) of the Merger Agreement, is acting hereunder at the direction of the Special Committee) agrees that the Merger Agreement shall terminate pursuant to Section 6.1(a) thereof, automatically, without any further action required, upon the transfer of all of the Company's membership interest in NEG Holding LLC ("NEG Holding") as provided in
     Section 3 below.

     3. In recognition of the fact that, as contemplated in the Letter, NEG Oil & Gas or its Affiliate intends to purchase or to cause NEG Holding to purchase (such purchaser, the "Interest Buyer") all of the Company's membership interest in NEG Holding pursuant to Section 5.4 of the NEG Holding Operating Agreement in connection with the closing, if any, of AREP's transaction with Riata Energy, Inc. contemplated in the Letter:

          (A) the Company hereby represents, warrants, acknowledges and agrees that:

          (i) the Company owns its membership interest in NEG Holding and all rights under the NEG Holding Operating Agreement, all as set forth in the NEG Holding Operating Agreement, free and clear of all liens, claims and encumbrances (other than liens in favor of NEG Oil & Gas in connection with the NEG Operating LLC credit facility (the "AREP Liens"));

          (ii) effective upon delivery of notice (the "Exercise Notice") by NEG Oil & Gas to the Company (which will be effective upon receipt of a facsimile copy thereof by the Company) stating that the purchase rights under Section 5.4 of the NEG Holding Operating Agreement are being exercised by the Interest Buyer and the payment of the sum specified in Section 4(B) below: (x) all right, title and interest of the Company in NEG Holding shall automatically be and be deemed to be, transferred, assigned conveyed and sold to the Interest Buyer and the Company shall cease to be a member of NEG Holding or have any rights, powers or interests therein or under the NEG Holding Operating Agreement and (y) the Company will cease to have (and releases and shall be deemed to have released): (I) any right to receive any payment or distribution from NEG Holding or its subsidiaries or (II) any other right or claim with respect to NEG Holding or its subsidiaries, in the case of each of (I) and (II) associated with, arising out of or relating to its membership interests in NEG Holding, other than the right to receive the payment contemplated in Section 4(B) below.

          (B) NEG Oil & Gas agrees that upon  delivery of the  Exercise  Notice:
          (i) the Interest Buyer will cause to be delivered to the Company the sum of $261,124,876* (the "Payment"), which the parties agree is the amount owing to the Company under Section 5.4 of the NEG Holding Operating Agreement; and (ii) the AREP Liens will be released and terminated. Upon receipt of such payment the Company will pay in full the amount of principal and outstanding interest owing under the Company's 10.75% senior notes due 2006 (the "Bonds"), the principal amount of which is approximately $148.6 million. As a result, after payment of the Bonds the Company will retain approximately $112,487,876 from the Payment.

     4. At the time the Payment is delivered, automatically and without any further action necessary: (i) the management agreements between the Company and each of National Onshore LP, National Offshore LP and NEG Operating LLC will be terminated; and (ii) any assets or property of NEG Oil & Gas and its subsidiaries owned by them but in the possession of the Company (including, without limitation, information technology, software and data relevant to the oil and gas operations of NEG Oil & Gas or its subsidiaries) will be transferred and delivered to NEG Oil & Gas or its subsidiaries, as designated by NEG Oil & Gas.

     5. The provisions of this Agreement constitute an agreement separate from the Merger Agreement and shall survive any termination of the Merger Agreement.

     6. This Agreement may be executed through the use of separate signature pages or in any number of counterparts and all such counterparts shall be deemed one and the same instrument.

     7. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof.



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


     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

NATIONAL ENERGY GROUP, INC.

By:  /s/ Bob G. Alexander
     --------------------
     Name:  Bob G. Alexander
     Title: President


NEG OIL & GAS LLC
By: AREP O & G Holding LLC, its sole member
  By: AREP Oil & Gas Holding LLC, its sole member
    By: American Real Estate Holdings Limited Partnership, its sole member
      By: American Property Investors, Inc., its general partner

        By: /s/ Keith Meister
            -----------------
            Name: Keith Meister
            Title: Principal Executive Officer


NEG, INC.

By:  /s/ Keith Meister
     -----------------
     Name: Keith Meister
     Title: Chief Executive Officer


AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP
By: American Property Investors, Inc.

  By: /s/ Keith Meister
      -----------------
      Name: Keith Meister
      Title: Principal Executive Officer



  [Signature page to Agreement among National Energy Group, Inc., NEG Oil & Gas
     LLC, NEG, Inc. and American Real Estate Holdings Limited Partnership]



* The above amount assumes that the closing occurs on November 1, 2006. If it occurs on a different date then the price will be adjusted to take into account the appropriate accrual of interest on the Bonds (as defined above) and the appropriate distribution to NEG Oil & Gas under Article VI of the NEG Holding Operating Agreement.